Exhibit 99

FOR IMMEDIATE RELEASE	Media Contacts:	Tad Hutcheson
March 19, 2004		tad.hutcheson@airtran.com
407.251.5578

Judy Graham-Weaver
judy.graham-weaver@airtran.com
770.907.5054

	Investor Contact:	Arne Haak
407.251.3618

AIRTRAN HOLDINGS CHAIRMAN AND CEO ADOPTS RULE 10B5-1 TRADING PLAN

ORLANDO, Fla. (March 17, 2004) – AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI), today announced that Joe Leonard, Chairman and CEO of the Company, has adopted a personal trading plan in accordance with the Securities and Exchange Commission’s Rule 10b5-1 and the Company’s policies with respect to insider sales of AirTran common stock.

Written predetermined trading plans adopted according to the terms of Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended, permit officers and directors of public companies to buy or sell specified amounts of their company’s stock at future dates regardless of any material non-public information they may receive after adopting the plan. A director or officer may only enter into a Rule 10b5-1 plan while he or she is not in possession of any material, nonpublic information and may use the plan to gradually diversify their investment portfolio over a period of time.

Mr. Leonard’s Rule 10b5-1 plan authorizes his stockbroker to exercise certain of Mr. Leonard’s employee stock options and subsequently sell the shares acquired from the exercise of the options., The plan becomes effective on April 1, 2004 for a six month period and may be extended thereafter. Pursuant to the terms of the plan, sales of Mr. Leonard’s common stock may take place from time-to-time at fixed dates subject to market conditions.

AirTran Airways is one of America’s largest low-fare airlines – employing more than 5,600 professional Crew Members and operating 508 flights a day to 45 destinations. The airline’s hub is at Hartsfield-Jackson Atlanta International Airport, the world’s busiest airport by passenger volume, where it is the second largest carrier operating 188 flights per day. AirTran Airways, a subsidiary of AirTran Holdings (NYSE: AAI), is the world’s largest operator of the Boeing 717 and has the youngest all-Boeing fleet of any airline. In 2004, the airline will begin taking delivery of new Boeing 737-700s. For reservations or more information, visit airtran.com (America Online Keyword: AirTran).

Statements regarding the Company’s operational and financial success, business model, expectation about future success, improved operational performance and our ability to maintain or improve our low costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company’s ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2003. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.

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